Exhibit 99.1

Press Release New York

SOTHEBY'S REPORTS 2012 FIRST QUARTER RESULTS

•	Edvard Munch's The Scream Sells for $119.9 million, the Highest Price for Any Work of Art at Auction

•	New York May Impressionist and Modern Art Sales Total $373.3 million, Sotheby's Highest Ever Total for an Impressionist and Modern Art Series

•	First Quarter 2012 Auction Sales Down, Auction Commission Margins Improve, and Private Sales Increase a Strong 85%

May 10, 2012, New York -- Sotheby's (NYSE: BID) today reported financial results for the first quarter of 2012.

For the three months ended March 31, 2012, operating revenues totaled $105.0 million, a $14.6 million, or 12%, decrease from the prior period. This decline is primarily due to a $172 million, or 29%, reduction in net auction sales. In 2011, Sotheby's had unusually strong first quarter auctions, led by Looking Closely, the exceptional single owner sale in London of Impressionist and Contemporary Art which alone totaled $132 million in net auction sales. Partially offsetting the decline in net auction sales is an improvement in auction commission margin, from 16.4% in the first quarter of 2011 to 18.1% in the first quarter of 2012. This margin recovery is primarily attributable to the sales mix, as there was a 23% decrease in the number of lots sold with a hammer price over $1 million, as well as an increase in the average seller's commission rate earned in the current period and a lower level of shared auction commissions. In addition, private sale commission revenues improved by $7 million, or 85%, primarily due to increased sales of high value property.

Exhibit 99.1

Net loss for the three months ended March 31, 2012 was ($10.7) million, or ($0.16) per diluted share, as compared to net income of $2.4 million, or $0.03 per diluted share in the prior period. This decrease is largely due to the aforementioned decline in net auction sales and revenues, as well as a 5% increase in operating expenses, in large measure attributable to investments in support of Sotheby's strategic initiatives, including the development of Sotheby's presence in growth markets. The comparison to the prior period is also impacted by a $3 million recovery recognized in the first quarter of 2011, resulting from the favorable resolution of a legal matter.

Because of the seasonal nature of the art auction market, first and third quarter results have historically reflected a lower volume of auction activity when compared to the second and fourth quarters and, typically, a net loss due to the fixed nature of many of Sotheby's operating expenses. As a result, first quarter results are typically not indicative of expected full year results. Management believes that investors should focus on results for six and twelve month periods, which better reflect the auction market business cycle.

“As the excellent results of our May auctions make abundantly clear, the first quarter results are in no way reflective of a slowdown in demand for works of art around the world,” said Bill Ruprecht, President and Chief Executive Officer. “Our first quarter results are largely comparable year on year were it not for the exceptional single owner sale Looking Closely in the prior year.

“Art continues to be viewed as an attractive asset class by collectors around the world,” continued Mr. Ruprecht. “Particularly encouraging, private sales showed good momentum in the first quarter, with commission revenues up by 85%. Going forward private sales will continue to be an area of strategic focus, as will the web and our presence in high growth global markets where we are already seeing meaningful results.”

Exhibit 99.1

Second Quarter Sales
Last week in New York, Sotheby's held its Impressionist and Modern Art sales which brought a total of $373.3 million, a worldwide record for Sotheby's and at the high end of the pre-sale estimate of $280/391 million. The highlight of the evening sale was Edvard Munch's The Scream which brought $119.9 million, the highest price ever for a work of art at auction worldwide, as eight bidders competed for twelve minutes for the iconic work. Also highlighting the auction was the sale of works from the late financier Theodore J. Forstmann. The group of sixteen works sold for a combined $83.0 million with the top lot, Pablo Picasso's Dora Maar titled Femme assise dans un fauteuil, bringing $29.2 million.

Sotheby's New York held its evening sale of Contemporary Art last night with a total of $266.6 million, well within the pre-sale estimate of $216/$304 million. The sale set an auction record for Roy Lichtenstein ($44.9 million for Sleeping Girl), for a single panel by Francis Bacon ($44.9 million for Figure Writing Reflected In Mirror), one of the strongest prices for Andy Warhol in some time ($37.0 million for Double Elvis), and a record for Cy Twombly ($17.4 million for Untitled (New York City)). The top end of the market performed superbly last night due to a global demand for masterpieces that is almost unparalleled, and the sale experienced a remarkable depth of bidding between $30-40 million.

Last month, an excellent week of sales in Hong Kong brought a total of $316 million, solidly within the pre-sale estimate of $247/$339 million. Almost 3,000 lots sourced from nearly 30 countries around the world were sold to buyers primarily from Asia but with worldwide competition. Solid prices were achieved throughout the sale series, which provided some of the best results at Sotheby's Hong Kong for Modern and Contemporary Southeast Asian Paintings, 20th Century Chinese Art, Contemporary Asian Art, Important Watches and Magnificent Jewels and Jadeite.

Exhibit 99.1

The Magnificent Jewels sale in New York in April was Sotheby's best ever, and brought $43.2 million, significantly above the pre-sale high estimate of $31.1 million. The auction saw notable prices for beautiful estate jewels, white and colored diamonds, precious gems and natural pearls, with seven pieces bringing more than $1 million

Upcoming Sales
Sotheby's is delighted to present Yayoi Kusama - Hong Kong Blooms in My Mind, a unique selling exhibition of works by contemporary Japanese artist Yayoi Kusama from May 19th to 31st at the newly-constructed Sotheby's Hong Kong Gallery on the 5th Floor of One Pacific Place, Admiralty. One of a series of exciting events celebrating the opening of Sotheby's Hong Kong Gallery, this exhibition marks a significant expansion of Sotheby's business in Asia beyond its traditional twice-annual series of auctions in April and October. The selling exhibition is the result of direct and exclusive collaboration with the artist, her studio and the artist's long-standing Tokyo gallery, Ota Fine Arts, presenting an assemblage of nearly 40 works with prices ranging from $20,000 to $700,000, all of which are available for private sale.

In Geneva next week, the Magnificent Jewels sale is highlighted by The Beau Sancy diamond. Passed down through the Royal Families of France, England, Prussia and the House of Orange, the celebrated stone has witnessed over 400 years of European history - including Marie de Medici's coronation as Queen Consort of Henry IV in 1610, for which she wore the diamond in her crown. Weighing 34.98 carats, the modified pear double rose-cut stone carries an estimate of $2/$4 million. The sale also features a superb emerald and diamond necklace by Bulgari as well as impressive D color, Internally Flawless diamonds and has a total pre-sale estimate of $49/$76 million. A private collection of fine jewels and gemstones, assembled by two generations of a discerning family, from the mid-1960s until the present day and comprising over 75 pieces including jewels signed by the greatest makers of the 20th century - Bulgari, Cartier, Harry Winston and Van Cleef and Arpels - has a total pre-sale estimate of $10/$16 million.

Exhibit 99.1

In London beginning on May 23rd, Sotheby's will offer close to 300 works from the Gunter Sachs Collection. Selected over the course of 50 years, the collection spans numerous collecting categories, from Surrealism and Nouveau Realism, to Pop Art, Art Deco, 20th Century design and Graffiti. Highlights include important works by Andy Warhol, Tom Wesselmann, Roy Lichtenstein, Arman and Yves Klein, as well as important pre and post-war furniture by Ruhlmann and Giacometti. The sales carry a total pre-sale estimate of $34/$47 million.

Note: Estimates do not include buyer's premium. Sale totals for auctions discussed in this release include buyer's premium.

Contacts:
Press Department | 212 606 7176 | Diana Phillips | Diana.Phillips@Sothebys.com
Press Department | +44 (0) 20 7293 5168 | Matthew Weigman | Matthew.Weigman@Sothebys.com
Investor Relations | 212 894 1023 | Jennifer Park | Jennifer.Park@Sothebys.com

About Sotheby's
Sotheby's is a global company that engages in art auction, private sales and art-related financing activities. The Company operates in 40 countries, with principal salesrooms located in New York, London, Hong Kong and Paris. The Company also regularly conducts auctions in six other salesrooms around the world. Sotheby's is listed on the New York Stock Exchange under the symbol BID.

Forward-looking Statements
This release contains certain “forward-looking statements” (as such term is defined in the Securities and Exchange Act of 1934, as amended) relating to future events and the financial performance of the Company. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performances will differ materially from such predictions. Major factors, which the Company believes could cause the actual results to differ materially from the predicted results in the “forward-looking statements” include, but are not limited to, the overall strength of the international economy and financial markets, political conditions in various nations, competition with other auctioneers and art dealers, the success of our risk reduction and margin improvement efforts, the amount of quality property being consigned to art auction houses and the marketability at auction of such property. Please refer to our most recently filed Form 10-Q (and/or 10-K) for a complete list of Risk Factors.

Financial Table Follows
All Sotheby's Press Releases and SEC filings are available on our web site at www.sothebys.com. In addition, an outline of the conference call will be available at http://investor.shareholder.com/bid/events.cfm.
Sotheby's earnings conference call will take place on Thursday, May 10, 2012, at 4:45 PM EDT. Domestic callers should dial: 888-371-8897 and international callers should dial: 970-315-0479. The call reservation number is 75311102.
To listen to the conference call via web cast, please go to http://investor.shareholder.com/bid/events.cfm
You will need Windows Media Player or Real Player to access the call. Please download either of these programs before the call begins. The web cast will be available for replay for two weeks after the call.

Appendix A

SOTHEBY’S
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(Thousands of dollars, except per share data)

	Three Months Ended
	March 31, 2012	March 31, 2011
Revenues:
Auction and related revenues	$97,410	$110,361
Finance revenues	3,575	2,915
Dealer revenues	2,678	4,615
License fee revenues	901	1,441
Other revenues	395	250
Total revenues	104,959	119,582
Expenses:
Direct costs of services	7,391	8,919
Dealer cost of sales	2,512	5,943
Marketing expenses	4,397	4,540
Salaries and related costs	56,226	51,958
General and administrative expenses	38,919	33,168
Depreciation and amortization expense	4,220	4,101
Total expenses	113,665	108,629
Operating (loss) income	(8,706)	10,953
Interest income	609	2,590
Interest expense	(10,108)	(10,388)
Other income	1,742	396
(Loss) income before taxes	(16,463)	3,551
Equity in earnings (losses) of investees, net of taxes	221	(99)
Income tax (benefit) expense	(5,578)	1,031
Net (loss) income	$(10,664)	$2,421
Basic (loss) earnings per share - Sotheby’s common shareholders	$(0.16)	$0.04
Diluted (loss) earnings per share - Sotheby’s common shareholders	$(0.16)	$0.03
Weighted average basic shares outstanding	67,457	66,968
Weighted average diluted shares outstanding	67,457	69,007
Cash dividends paid per common share	$0.08	$0.05

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